MAIDENFORM BRANDS, INC. EXECUTIVES INTEND TO ADOPT RULE 10b5-1 TRADING PLANS

Bayonne, New Jersey, August 8, 2007—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today announced that its four executive officers have each informed the Company that they intend to establish separate stock trading plans in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

The four executives (and shares subject to the plans) are Thomas Ward, Chief Executive Officer and Vice Chairman (100,000 shares); Maurice Reznik, President (42,860 shares); Dorvin Lively, Executive Vice President and Chief Financial Officer (42,860 shares); and Steven Masket, Executive Vice President, General Counsel and Secretary (20,000 shares). The Maidenform executives have informed the Company that they are adopting the plans to diversify their personal financial portfolios, address charitable donation obligations and exercise options scheduled to expire on December 31, 2007.

In accordance with Rule 10b5-1, officers and directors of public companies may adopt plans for purchasing or selling securities in which the amount, price and date of the transactions are specified. These plans may only be entered into when the officer or director is not in possession of material, nonpublic information.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During the Company’s 85-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates® and Self Expressions®. Maidenform products are currently distributed in approximately 55 countries and territories.

Maidenform Contact:
Felise Glantz Kissell
Vice President, Investor Relations
(201) 243-2363 or fkissell@maidenform.com

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